Exhibit 99.1
[Allegheny Energy Supply Company Logo]
NEWS RELEASE
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For Media, contact: Janice D. Lantz Manager, Communications (Supply) 4350 Northern Pike Monroeville, PA 15146-2841 Phone: 412-858-1630 Media Hotline: 1-888-233-3583 E-Mail: jlantz@alleghenyenergy.com	For Investor Relations, contact: Gregory L. Fries General Manager, Investor Relations 10435 Downsville Pike Hagerstown, MD 21740-1766 Phone: (301) 665-2713 E-Mail: gfries@alleghenyenergy.com
M. Beth Straka General Manager, Investor Relations 4350 Northern Pike Monroeville, PA 15146-2841 Phone: (412) 856-3731 E-Mail: mstraka@alleghenyenergy.com
FOR IMMEDIATE RELEASE

Allegheny Energy Subsidiary Renegotiates Energy Supply Contract With California Department of Water Resources

          Hagerstown, Md., June 10, 2003 - Allegheny Energy, Inc. (NYSE: AYE) subsidiary Allegheny Energy Supply Company, LLC, announced today that it has renegotiated the terms and conditions of its energy supply contract with the California Department of Water Resources (CDWR). The new agreement removes the uncertainty surrounding the long-term contract and positions the Company to move forward with its plans to sell the contract as part of its refocused business strategy.

          "The Office of the Governor in California is to be commended for its assistance in facilitating a good faith settlement that is fair to the residents of California and to Allegheny Energy, its shareholders, and other stakeholders," said Jay S. Pifer, Interim President and Chief Executive Officer of Allegheny Energy.

          Under the original terms of the contract, Allegheny Energy Supply was to provide up to

1,000 megawatts (MW) at a flat rate of $61 per megawatt-hour (MWh) through 2011. Under the renegotiated contract, Allegheny Energy Supply will reduce the volume of electricity supplied for the remainder of the contract and will reduce the price for off-peak hours beginning in 2004. The average price for electricity under the renegotiated contract is $59.83 per MWh (volume weighted average). The following table shows the original and renegotiated prices and volumes:

	ORIGINAL TERMS		RENEGOTIATED TERMS
YEAR	Price per MWh Peak/Off-Peak	Volume MW	Price Per MWh Peak/Off-Peak	Volume MW
2003	$61.00/$61.00	250	$61.00/$61.00	250
2004	$61.00/$61.00	500	$61.00/$60.00	500
2005	$61.00/$61.00	1000	$61.00/$59.00	750
2006-2011	$61.00/$61.00	1000	$61.00/$58.00	800

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          The settlement agreement has been approved by the CPUC. Also, approval by FERC is required for the settlement to become effective. The modified terms and conditions included in the settlement are expected to result in a reduction to the fair value of the CDWR contract when the settlement becomes effective. If the settlement were effective today, the pre-tax reduction in fair value, based on current market conditions, would be approximately $160 million to $190 million. The renegotiated contract also revises the Mobile-Sierra provision to state that both parties waive all rights to challenge the validity of the agreement or whether it is "just and reasonable" for the entire term of the agreement.

          Additionally, the California Public Utilities Commission (CPUC) and the California Electricity Oversight Board have agreed to drop their pending complaints filed against Allegheny at the Federal Energy Regulatory Commission (FERC), and the CDWR and the California State Attorney General have agreed to withdraw their complaint against Allegheny, which is pending in Sacramento Superior Court.

          While the settlement announced today is a constructive step, the Company continues to face a number of very serious challenges. The Company has not yet completed its previously announced comprehensive accounting review, and, therefore, is not able to report financial results for the full year 2002 or the first quarter of 2003. Difficult market conditions and the effect of the Company's weakened credit profile have had a substantial adverse effect on operations during these periods, and the Company anticipates that its earnings and cash flow results, when reported, will be substantially below the levels set forth in the projections released in February 2003, following completion of the Company's bank refinancing.

          With headquarters in Hagerstown, Md., Allegheny Energy is an integrated energy company with a balanced portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities and supplies energy and energy-related commodities in selected markets, and Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about three million people in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia. More information about the Company is available at www.alleghenyenergy.com.

          Certain statements contained herein constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Allegheny Energy to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy's operations, markets, products, services, prices, capital expenditures, development activities, and future plans. Such factors include, among others, the following: changes in general, economic, and business conditions; changes in the price of electricity and natural gas; changes in industry capacity; changes in technology; changes in financial and capital market conditions; changes in political and social conditions, deregulation activities and the movement toward competition in the states served by our operations; the effect of regulatory and legislative decisions; regulatory approvals and conditions; the loss of any significant customers; litigation; and changes in business strategy or business plans.

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